EXHIBIT 99.1

Contact:	Bob Leahy	Anne Marie Clark
	VP Finance & Operations	Director Corporate Communications
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 433-9552

Brooktrout Announces Stock Repurchase Program

NEEDHAM, Mass., October 16, 2003 — Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today announced that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of the company’s common stock from time to time on the open market or in privately negotiated transactions.

“We believe Brooktrout’s stock represents an attractive investment opportunity,” said Eric Giler, president of Brooktrout, Inc.  “This action reflects our ongoing commitment to improving the investment value of the company’s stock while at the same time growing our business.”

Under the program, shares may be repurchased from time to time prior to October 15, 2004.  The timing and amount of any share repurchases will be determined by the company’s management based on their evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the company might otherwise be precluded from doing so under insider trading laws.  The repurchase program may be suspended or discontinued at any time.  Any repurchased shares will be available for use in connection with the company's stock plans and for other corporate purposes.

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The stock repurchase program will be funded using the company’s working capital. As of September 30, 2003, the company had cash, cash equivalents and marketable debt securities of approximately $49.9 million.

Brooktrout had approximately 12.3 million shares of common stock outstanding as of September 30, 2003.

Note to Investors

Statements in this press release regarding the company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding, as well as statements about the company’s commitment to improving the investment value of the company’s stock while at the same time growing the business, are forward-looking statements.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among others, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, general economic conditions, and other factors identified in the company’s Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the SEC.

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About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network™ — a Network born through the marriage of the telephone and data networks.  Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets.  Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT.  For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.  All other trademarks are the property of their respective owners.

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